Exhibit 99.1

Primerica, Inc. Prices Offering of $600 Million of 2.800% Senior Notes Due 2031

DULUTH, Ga.—November 16, 2021— Primerica, Inc. (NYSE: PRI) today announced that it has priced its registered public offering of $600 million in aggregate principal amount of its 2.800% Senior Notes due 2031 (the “Notes”). Primerica expects the offering to close on November 19, 2021, subject to the satisfaction of customary closing conditions.

Primerica intends to use the net proceeds from the sale of the Notes: (i) to redeem its 4.750% senior unsecured notes due July 15, 2022 (the “2022 Notes”), of which $375.0 million in aggregate principal amount was outstanding at September 30, 2021; (ii) to repay approximately $125.0 million of borrowings outstanding under its revolving credit facility as of September 30, 2021; and (iii) to the extent of any remaining proceeds, for general corporate purposes, which may include share repurchases.

Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale would be unlawful.

This press release shall not constitute a notice of redemption under the indenture governing the 2022 Notes (the “2022 Indenture”). Any such notice, if made, will only be made in accordance with the provisions of the 2022 Indenture.

The Notes are being offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), and a prospectus supplement and accompanying prospectus filed with the SEC as part of the shelf registration statement. The offering is being made only by means of a preliminary prospectus supplement and the accompanying prospectus. Copies of these documents can be obtained from Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, wfcustomerservices@wellsfargo.com, (800) 645-3751; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, prospectus@citi.com, (800) 831-9146; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, (866) 803-9204.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” with regard to the securities offering described in this press release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance is given that the securities offering will be completed on the terms described, or at all. Completion of the securities offering on such terms, and the use of net proceeds therefrom as described in this press release, are subject to numerous conditions, many of which are beyond the control of Primerica, including, without limitation, general economic conditions, market conditions, legislative and regulatory changes that could adversely affect the business of Primerica, and other factors, including those more fully described in our filings with the SEC, which are available in the “Investor Relations” section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

ABOUT PRIMERICA, INC.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.5 million lives and had over 2.6 million client investment accounts at December 31, 2020. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2020. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Primerica, Inc.

Investor Contact

Nicole Russell, 470-564-6663

Nicole.Russell@primerica.com

or

Media Contact

Keith Hancock, 470-564-6328

Keith.Hancock@primerica.com